Exhibit 4.1

DESCRIPTION OF REGISTERED SECURITIES

General

The following is a summary of the material terms of the common stock of Odonate Therapeutics, Inc. (the “Company”, “we” and “our”) based on our certificate of incorporation and first amended and restated bylaws (“bylaws”) and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been publicly filed with the U.S. Securities and Exchange Commission.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share. We do not have any class or series of preferred stock authorized, nor do we have “blank check” preferred stock authorized.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, and our certificate of incorporation does not provide for cumulative voting in the election of directors. All matters put to a stockholder vote generally require the approval of a majority of shares of common stock represented at the meeting and entitled to vote, except as otherwise provided by our certificate of incorporation or bylaws or required by law.

The holders of our common stock will receive ratably any dividends declared by our Board of Directors (the “Board”) out of funds legally available therefor. In the event of our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities.

All outstanding shares of common stock are validly issued, fully paid and nonassessable, and any issued shares of common stock will be validly issued, fully paid and nonassessable.

Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Special Meetings; Action by Written Consent

Under our certificate of incorporation, stockholders beneficially owning 10% or more of our outstanding common stock, individually or collectively as a group, are able to call special meetings of stockholders, subject to compliance with the applicable procedures set forth in our bylaws. Under Delaware law, our stockholders are permitted to take action by written consent with respect to any matter that can be acted on at a meeting of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Election and Removal of Directors

Directors are elected by a majority of votes cast (except that in a contested election directors are elected by a plurality of votes cast). The Board has the right to increase or decrease the size of the Board and to fill vacancies on the Board. Directors may be removed with or without cause with the approval of the holders of a majority of our outstanding common stock.

Bylaw Amendments

The Board is expressly authorized to make, alter or repeal any provision of our bylaws.

Delaware General Corporation Law Section 203

We have expressly elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law, which is a Delaware statute that (if applicable) may serve to prevent or deter an unsolicited takeover of Odonate.

Exclusive Forum

Our certificate of incorporation provides that unless we select or consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any claim, including a claim in the right of Odonate: (i) that is based on an actual or alleged violation of a duty by a current or former director, officer, employee or stockholder in such capacity; or (ii) as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery. Such exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”).

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC serves as the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ODT.”